Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Powerdyne International, Inc.

We consent to the use in the Form S-1 Registration Statement under the Securities Act of 1933 of our report dated April 3, 2026, of the consolidated financial statements of Powerdyne International, Inc. as of December 31, 2025 and 2024, for the years ended December 31, 2025 and 2024. The report of Powerdyne International, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Lateef Awojobi

LAO PROFESSIONALS

PCAOB No:7057

Lagos, Nigeria

October 14, 2026